Exhibit 2.1
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
SANTARUS, INC.,
SAN ACQUISITION CORP.,
COVELLA PHARMACEUTICALS, INC.
and
LAWRENCE C. FRITZ
as the
STOCKHOLDER REPRESENTATIVE
September 10, 2010

-i-

Table of Contents
(continued)

-ii-

Table of Contents
(continued)

-iii-

LIST OF EXHIBITS

Exhibit A	Form of Merger Certificate
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D	Form of New License Agreement
Exhibit E	Form of Lock-Up Agreement
Exhibit F-1	Form of Consulting Agreement
Exhibit F-2	Form of Employment Agreement
Exhibit G	Form of Stockholder Representation Agreement
Exhibit H	Form of Amended and Restated Services and Supply Agreement

LIST OF SCHEDULES

Schedule 2.8	Merger Consideration
Schedule 2.13	Company Expenses
Schedule 4.4	Capitalization
Schedule 4.6	Absence of Certain Activities
Schedule 4.8	Contracts
Schedule 4.9	Compliance with Other Instruments
Schedule 4.10	Financial Statements
Schedule 4.12(a)	Tax Filings
Schedule 4.12(c)	Tax Claims
Schedule 4.12(d)	Taxable Years
Schedule 4.12(p)	Certain Agreements
Schedule 4.13	Certain Benefits
Schedule 4.14	Compliance with Laws
Schedule 4.15	Permits
Schedule 4.18	Labor and Consulting Matters
Schedule 4.19(a)	Intellectual Property
Schedule 4.19(b)	Licenses
Schedule 4.19(b)	Intellectual Property
Schedule 4.19(b)	Third-Party Intellectual Property
Schedule 4.24	Bank Accounts
Schedule 4.25(d)	Documents
Schedule 5.4	Consents and Approvals
Schedule 5.5	Litigation
Schedule 7.2(e)	Required Governmental Permits
Schedule 8.2(a)(i)(D)	Indemnification

iv

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 10, 2010, is entered into by and among Santarus, Inc., a Delaware corporation (“Parent”), SAN Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Covella Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Dr. Fritz, acting in his capacity as stockholder representative in connection with the transactions contemplated by this Agreement (the “Stockholder Representative”). Hereafter, Parent, the Company and the Stockholder Representative shall sometimes be referred to as the “parties.”
RECITALS
     WHEREAS, the boards of directors of the Company, Parent and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, promptly following the execution hereof, the requisite Company Stockholders will be requested to approve and adopt this Agreement and the consummation of the transactions contemplated hereby in accordance with Applicable Law and the Company’s Organizational Documents (such approval and adoption, the “Stockholder Consent”).
AGREEMENT
     NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I. DEFINITIONS
     1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
          "Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
          "Amended and Restated Services and Supply Agreement” means the Services and Supply Agreement, as amended on or about the date hereof, between Parent and Biogen Idec. A form of the Amended and Restated Services and Supply Agreement is attached hereto as Exhibit H.
          "Applicable Law(s)” means, with respect to any Person, any federal, state, local or other domestic or foreign statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, award, decree or other requirement of any Governmental Authority, as amended from time to time, applicable to such Person or any of such Person’s property, assets, officers, directors, employees, consultants or agents.
          “Assumed Company Payables” means payables of the Company not to exceed [***] Dollars ($[***]) (including legal fees incurred by the Company in connection with the transaction not to exceed [***] Dollars $[***]).
          “Biogen Idec” means Biogen Idec MA Inc., a Massachusetts corporation, having its principal executive offices at 14 Cambridge Centre, Cambridge, MA 02142.
          “BLA” means a Biologics License Application (or its equivalent, including if applicable a New Drug Application), as defined in the FDCA and the Regulations promulgated thereunder.
          “Business” means the business of the Company including, without limitation, developing and seeking regulatory approval worldwide for a humanized anti-VLA1 antibody licensed from Biogen Idec, and making, using and selling that antibody for the diagnosis, treatment and/or prevention of human diseases or conditions, including, but not limited to, rheumatoid arthritis, inflammatory bowel disease and lupus nephritis.
          “Business Day(s)” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
          “Change in Control Agreement” means the Change in Control Agreement effective as of September 7, 2010 between the Company and Dr. Totoritis.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commercially Reasonable Efforts” means those efforts and resources normally devoted by a similarly situated biopharmaceutical company with similar financial resources to its own programs and pharmaceutical or biological products of similar potential and having similar commercial advantages and disadvantages as the Product, taking into account all relevant commercial, technical and medical factors such as (but not limited to): (i) the Intellectual Property landscape, including intellectual property rights of third parties; (ii) technical, scientific and clinical results and developments; (iii) the market potential and relative profitability of a Product; (iv) the competitive landscape and maturity of the marketplace, including the dominant position of competing products (which may make it illogical or impracticable to develop or commercialize for a particular country or countries or for particular indications); (v) the regulatory framework and hurdles; (vi) pricing and reimbursement issues; and (vii) manufacturing capacity and cost of goods.
          “Company Stockholders” shall mean, collectively, Dr. Fritz, Dr. Totoritis, Westfield Micro-Cap Fund Limited Partnership and Dr. Strobeck.
          “Company Transaction Expenses” means [ *** ]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          “Consulting Agreement” means the Consulting Agreement, dated the date hereof, by and between Parent and Dr. Fritz in the form attached as Exhibit F-1 hereto.
          “Convertible Promissory Note” means that certain Unsecured Convertible Promissory Note, dated August 31, 2009, issued by the Company to Westfield in the original principal amount of [***], together with any interest accrued but unpaid thereon, as amended August 30, 2010.
          “Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any federal, state, local or other domestic or foreign court or Governmental Authority that is binding on any Person or its property under Applicable Law.
          “Default” means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.
          “Dr. Fritz” shall mean Lawrence C. Fritz, an individual.
          “Dr. Strobeck” shall mean Matt Strobeck, an individual.
          “Dr. Totoritis” shall mean Mark Totoritis, an individual.
          “Employment Agreement” means the Employment Agreement, dated the date hereof, by and between Parent and Dr. Totoritis in the form attached as Exhibit F-2 hereto.
          “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.
          “Existing Product” has the meaning ascribed to such term in the New License Agreement.
          “FDA” means the United States Food and Drug Administration or any successor agency.
          “FDCA” means the United States Food, Drug, and Cosmetic Act of 1938, as amended.
          “Financial Statements” means the unaudited balance sheet of the Company dated as of December 31, 2009, and the related unaudited statements of operations, changes in stockholders’ equity and cash flow for the twelve (12) month period ended December 31, 2009 and for the seven (7) month period ended July 31, 2010.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          “First Commercial Sale” has the meaning ascribed to such term in the New License Agreement.
          “GAAP” means generally accepted United States accounting principles consistently applied over all relevant periods.
          “Good Clinical Practices” means the Regulations governing the performance of clinical trials for pharmaceutical and biological products, including, without limitation, the Regulations promulgated pursuant to the FDCA, as amended.
          “Good Laboratory Practices” means the then current standards for pharmaceutical and biological laboratories, as set forth in the FDCA and applicable Regulations promulgated thereunder.
          “Good Manufacturing Practices” means the then current standards for the manufacturing, processing, packaging, testing and holding of drug products, as set forth in the FDCA and applicable Regulations promulgated thereunder.
          “Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.
          “Initial Cash Amount” means One Hundred Sixty Two Thousand Dollars ($162,000).
          “Initial Merger Consideration” means the sum of (i) the Initial Cash Amount payable in cash plus (ii) the Initial Stock Amount; provided that the amount described in clause (i) shall be reduced by an amount, if any, payable in cash, equal to the Unpaid Company Transaction Expenses and other payables of the Company in excess of the Assumed Company Payables.
          “Initial Stock Amount” means Four Hundred Eighty Six Thousand Dollars ($486,000) payable in shares of Parent Common Stock, based on the Parent Stock Price as of the trading day prior to the date hereof.
          “Intellectual Property” means patents and patent applications, trademarks, service marks, trade names, copyrights, trade secrets, inventions, disclosures, technology, know-how, software, designs, formulae, confidential and proprietary information and similar proprietary rights and registrations and applications for registration of copyrights, trademarks, service marks, trade names, trade dress, domain names, and invention disclosures.
          “Knowledge” of the Company means the actual knowledge of Dr. Fritz and Dr. Totoritis, and the knowledge that such individuals should have had if they performed the duties applicable to their positions with the Company in a reasonably prudent manner under similar circumstances.

          “Liability” means any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.
          “Lock-Up Agreements” means the Lock-Up Agreements, dated the date hereof, by and among Parent and each of Dr. Fritz, Dr. Totoritis, Westfield Micro-Cap Fund Limited Partnership and Dr. Strobeck in the form attached as Exhibit E hereto.
          “Marketing Approval” means receipt by Parent (or its Affiliate or licensee) of written notice of FDA approval of a BLA for a Product.
          “Material Adverse Effect” will be deemed to occur if any event (whether specific to the applicable party or generally applicable to multiple parties), violation, inaccuracy, circumstance or other matter has, or would, individually or in the aggregate with other events, reasonably be expected to have or give rise to, a material adverse effect on or material adverse change to (a) the condition (financial or otherwise), business, results of operations, assets, liabilities, capitalization or financial performance of the party making the representations and warranties, or (b) the ability of such party to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement; provided, however, that any adverse effects attributable to conditions affecting the industries in which the party participates or the U.S. economy as a whole (other than those that disproportionately affect a party) shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect.
          “Merger Consideration” means (i) the Initial Merger Consideration plus (ii) the Subsequent Merger Consideration.
          “Milestone” means any of the First Milestone, the Second Milestone or the Third Milestone.
          “Milestone Payment Amount” means any of the First Milestone Payment Amount, the Second Milestone Payment Amount or the Third Milestone Payment Amount.
          “Most Recent Balance Sheet” means the unaudited balance sheet of the Company dated as of July 31, 2010.
          “Net Sales” has the meaning ascribed to such term in the New License Agreement and in accordance with GAAP.
          “New License Agreement” means the License Agreement, as amended on or about the date hereof, between Parent and Biogen Idec. A form of the New License Agreement is attached hereto as Exhibit D.
          “Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Business, consistent with the past practice of the Company.

          “Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.
          “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.
          “Parent Stock Price” means, as of any date, the closing price of Parent Common Stock on NASDAQ as reported in Yahoo! Finance. “Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the conduct of, or relating to, the operation of the Business as currently conducted.
          “Permitted Encumbrances” shall mean liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, in each case incurred in the Ordinary Course of Business (exclusive of obligations for the payments with respect to indebtedness for borrowed money).
          “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.
          “Phase I Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. §312.21(a), as amended from time to time.
          “Phase II Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. §312.21(b), as amended from time to time.
          “Phase IIa Clinical Trial” means a Phase II Clinical Trial constituting a preliminary efficacy study of a Product in the target patient population that is specified as a Phase IIa human clinical trial in the applicable protocol.
          “Phase IIb Clinical Trial” means a Phase II Clinical Trial constituting a dose exploration, dose response and/or duration of effect study of a Product for an indication in the target patient population following Satisfactory Completion of a Phase IIa Clinical Trial with respect to such Product and such indication that is specified as a Phase IIb human clinical trial in the applicable protocol.

          “Phase III Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. §312.21(c), as amended from time to time, of a Product for an indication in the target patient population that is specified as a Phase III human clinical trial in the applicable protocol and is designed to support Marketing Approval in the U.S.
          “Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.
          “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
          “Pre-Closing Taxes” means all liability for Taxes of the Company for any Pre-Closing Tax Period.
          “Product” has the meaning ascribed to such term in the New License Agreement.
          “Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Authority, as amended from time to time, and including environmental laws, energy and public utility laws and regulations, health codes, occupational safety and health regulations and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.
          “Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.
          “Satisfactory Completion” or “Satisfactorily Completed” means, with respect to any phase of the clinical trials, (i) locking of the database and completion of the full data analysis pertaining to such phase (provided that such full data analysis shall be completed within the earlier of (A) sixty (60) days following database lock and (B) the public announcement of clinical results with respect to such clinical trial) and (ii) achievement of sufficiently positive results that could support, in Santarus’ reasonable discretion, proceeding to the next phase of the clinical trials without significant concerns regarding safety or lack of efficacy.
          “Securities Act” means, together with the rules and regulations thereunder, the Securities Act of 1933, as amended.
          “Setoff Amount” means the aggregate amount of all claims Finally Determined to be payable to Parent Indemnified Parties under Article VIII, which in no event shall exceed [***] Dollars ($[***]), subject to the provisions of Section 8.6 of this Agreement.
          “Shares” means, collectively, the shares of Company Common Stock.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          “Stockholder Representation Agreement” shall mean each Stockholder Representation Agreement, to be entered into as of the Closing Date, by and between Parent and a Company Stockholder in the form attached as Exhibit G hereto.
          “Straddle Period” means a Taxable Period which begins prior to the Closing Date but ends after the Closing Date.
          “Subsequent Merger Consideration” means the sum of the First Milestone Payment Amount, the Second Milestone Payment Amount the Third Milestone Payment Amount, and the Royalties.
          “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Company is a general partner or (c) any limited liability company, partnership or other entity in which the Company possesses a 50% or greater interest in the total capital or total income of such limited liability company, partnership or other entity.
          “Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means (a) all taxes, duties, or similar governmental charges, levies, imposts, or withholdings (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, charges, levies or imposts withholdings of any kind whatsoever) whenever and by whatever Governmental Authority imposed, and whether of the United States or elsewhere, whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to the Company, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
          “Tax Claim” means any claim relating to Taxes that, if successful, might result in an indemnification payment pursuant to Section 8.2.
          “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
          “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

          “Territory” means worldwide.
          “Treasury Regulation” or “Treasury Regulation Section” means the Treasury regulations promulgated under the Code.
          “Unpaid Company Transaction Expenses” means the Company Transaction Expenses, but only to the extent they have not been paid by the Company in cash on or prior to the close of business on the day immediately preceding the Closing Date.
          “Valid Claim” has the meaning ascribed to such term in the New License Agreement.
          “Westfield” shall mean Westfield Micro-Cap Fund Limited Partnership.
     1.2. Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Agreement	Preamble
Biogen Idec License Agreement	Section 4.7
Biogen Idec Supply Agreement	Section 4.7
Books and Records	Section 2.12(f)(2)
Claim Notice	Section 8.3(a)
Closing	Section 2.3
Closing Date	Section 2.3
Company	Preamble
Company Common Stock	Section 2.8
Company Disclosure Schedule	Article IV
Company Expenses Schedule	Section 2.13
Company Indemnified Parties	Section 8.2(a)(ii)
Contracts	Section 4.8(a)
Covered Party (Parties)	Section 8.2(a)(ii)
Damages	Section 8.2(a)(i)
DGCL	Section 2.1
Document Retention Period	Section 2.12(f)(2)
Drug Regulatory Agency	Section 4.25
Effective Time	Section 2.2
ERISA	Section 4.13(a)
ERISA Affiliate	Section 4.13(a)
Finally Determined	Section 8.5(b)
First Milestone	Section 2.10(e)
First Milestone Payment Amount	Section 2.10(e)
Indemnifying Party	Section 8.3(a)
Instrument	Section 2.12(c)

Term	Section
Merger	Section 2.1
Merger Certificate	Section 2.2
Merger Sub	Preamble
Parent	Preamble
Parent Disclosure Schedule	Article V
Parent Indemnified Parties	Section 8.2(a)(i)
parties	Preamble
Payee	Section 8.5
Payor	Section 8.5
Per Diem Taxes	Section 8.7(a)
Proceeding	Section 4.17
Royalties	Section 2.10(h)
Second Milestone	Section 2.10(f)
Second Milestone Payment Amount	Section 2.10(f)
Stockholder Consent	Recitals
Stockholder Representative	Preamble
Super Majority	Section 2.12(b)
Surviving Corporation	Section 2.1
Third Milestone	Section 2.10(g)
Third Milestone Payment Amount	Section 2.10(g)
     1.3. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
     1.4. Interpretation.
          (a) In this Agreement, unless the context otherwise requires, references:
1)	to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

2)	to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

3)	to any Governmental Authority include any successor to that Governmental Authority; and

4)	to this Agreement are to this Agreement and the Exhibits and Schedules to it, taken as a whole.
          (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (d) Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.
          (e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
          (f) The terms “dollars” and “$” mean dollars of the United States of America.
          (g) The information and disclosures contained in each Schedule shall be deemed to be disclosed and incorporated by reference in each of the other Schedules as though fully set forth in such other Schedule (whether or not specific cross-references are made) where it is reasonably apparent on the face of such disclosure that a disclosure contained in one part of the Schedule is relevant to such other representation and warranty.
          (h) It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.
ARTICLE II. THE MERGER
     2.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
     2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), a certificate of merger substantially in the form attached hereto as Exhibit A (the “Merger Certificate”), shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at such time as a properly executed copy of the Merger Certificate is duly filed with the Secretary of State in accordance with the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the “Effective Time”).
     2.3. Closing of the Merger. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive,

Suite 400, San Diego, CA 92130, on the date hereof, or such later date as the parties may agree (the “Closing Date”).
     2.4. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.
     2.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, the form of which is attached hereto as Exhibit B, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of Merger Sub in effect immediately prior to the Effective Time, the form of which is attached hereto as Exhibit C, shall be the Bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
     2.6. Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.
     2.7. Officers. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.
     2.8. Conversion of Shares.
          (a) At the Effective Time, without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company, all shares of common stock, par value $0.0001, of the Company (the “Company Common Stock”) shall no longer be outstanding and shall be cancelled automatically and shall cease to exist, and each holder of a certificate representing any Shares shall cease to have any rights with respect thereto, except the right to receive, without interest, the applicable portion of the Merger Consideration, upon the surrender of such certificate in accordance with Section 2.10. Schedule 2.8 hereof sets forth: (i) the name of each Company Stockholder; (ii) the portion of the Initial Merger Consideration payable to each Company Stockholder at Closing assuming full compliance with the payment procedures contained in Section 2.10; (iii) the amount, expressed as a percentage of each Milestone Payment Amount, payable to each Company Stockholder, if any such Milestone Payment Amounts become payable pursuant to the terms hereof; and (iv) the Royalties payable to each Company Stockholder, if any, expressed as a percentage of the total Royalties payable.
          (b) At the Effective Time, each share of common stock, $0.0001 par value, of Merger Sub shall be converted into and exchanged for one (1) newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (c) At the Effective Time, each share of Company Common Stock held in the treasury of the Company or owned by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company or the holder thereof, be canceled and extinguished and no payment shall be made with respect thereto.
     2.9. [Intentionally Omitted.]
     2.10. Distribution of the Merger Consideration.
          (a) Initial Merger Consideration. At the Closing, Parent shall deliver to each Company Stockholder the Initial Merger Consideration with such payment allocated to each Company Stockholder, with each such Company Stockholder’s portion of the Initial Merger Consideration determined in accordance with Section 2.8.
          (b) Conversion of Shares. Each holder of Shares that have been converted into a right to receive a portion of the Merger Consideration, upon surrender to Parent of a certificate or certificates formerly representing such Shares, will be entitled to receive from Parent payment of the portion of the Initial Merger Consideration set forth on Schedule 2.8 opposite such holder’s name in columns “Initial Merger Consideration — Cash” and “Initial Merger Consideration — Parent Common Stock”. Each certificate that is surrendered pursuant to this Section 2.10(b) shall forthwith be canceled. Until so surrendered and except as otherwise set forth in Section 2.11, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive the applicable portion of the Merger Consideration. No interest will be paid or will accrue on such portion of the Initial Merger Consideration.
          (c) No Further Registration. After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.
          (d) Lost Certificates. In the event that any certificate evidencing Shares shall have been lost, stolen or destroyed, Parent shall pay in exchange therefor, upon making of an affidavit of that fact by the holder thereof, a portion of the Initial Merger Consideration due in respect of such Shares that is payable pursuant to this Agreement; provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance thereof, require the delivery of a reasonable bond or indemnity agreement by the owner of such lost, stolen or destroyed certificate.
          (e) First Milestone. Within [***] ([***]) days after the date of Satisfactory Completion of the first Phase IIb Clinical Trial of a Product in [***] by Parent, its Affiliate or a sublicensee, such date being the “First Milestone,” Parent shall pay to the Company Stockholders a non-refundable, non-creditable milestone payment in the aggregate amount of [***] Dollars ($[***]) in cash, less the Setoff Amount and less [***] ([***]) of the Assumed Company Payables, and [***] Dollars

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($[***]) payable in shares of Parent Common Stock, based on the Parent Stock Price as of the trading day prior to the date hereof (the “First Milestone Payment Amount”), with such payment allocated among the Company Stockholders in accordance with Section 2.8.
          (f) Second Milestone. Within [***] ([***]) days after the earlier of (i) the date of first receipt of [***] for a Product for [***] and (ii) the date that is [***] ([***]) days after the date of [***], such date being the “Second Milestone,” Parent shall pay to the Company Stockholders a non-refundable, non-creditable milestone payment in the aggregate amount of [***] Dollars ($[***]) in cash, less any deduction pursuant to Section 8.6(c) and less [***] of the Assumed Company Payables (the “Second Milestone Payment Amount”), with such payment allocated among the Company Stockholders in accordance with Section 2.8.
          (g) Third Milestone. Within [***] ([***]) days after the [***] for a Product [***], such [***] being the “Third Milestone,” Parent shall pay to the Company Stockholders a non-refundable, non-creditable milestone payment in the aggregate amount of [***] Dollars ($[***]) in cash, less any deduction pursuant to Section 8.6(c) and less [***] ([***]) of the Assumed Company Payables (the “Third Milestone Payment Amount”), with such payment allocated among the Company Stockholders in accordance with Section 2.8.
          (h) Royalties. Parent shall, within the period specified in Section 2.10(i) below, pay aggregate royalties equal to [***]% of Net Sales of each Product (the “Royalties”) to the Company Stockholders, with such Royalties allocated among the Company Stockholders in accordance with Section 2.8. Parent’s obligation to pay the Royalties under this Section 2.10(h) shall continue with respect to sales of a Product in a particular country until the date which is the later of: (i) expiration of the last Valid Claim in such country that would be infringed by the sale of such Product in such country; or (ii) ten (10) years after the First Commercial Sale of a Product (i.e., the first Product) in such country. Thereafter, no further Royalties shall be due with respect to such Product in such country
          (i) Payments. Each Milestone Payment Amount payable by Parent pursuant to Section 2.10(e) through Section 2.10(g) will be paid only once and shall be paid by Parent within [***] ([***]) days following the date on which such Milestone was achieved. All Royalties payable by Parent pursuant to Section 2.10(h) shall be paid by Parent on a [***] basis (i) within [***] ([***]) days from the last day of the fiscal quarter of Parent in which such Royalties were earned or (ii) if such Royalties are earned in the [***] of Parent’s fiscal year, within the earlier of (A) [***] ([***]) days from the last day of Parent’s fiscal year or (B) [***] ([***]) Business Days following the date of filing of Parent’s Annual Report on Form 10-K for such fiscal year.
          (j) Third Party Payments. If Parent, its Affiliate or sublicensee is required to pay royalties, milestones or other payments to a third party (other than the Royalties and/or Milestone Payment Amounts to be paid pursuant to this Agreement or the New License Agreement) with respect to a Product, Parent may deduct up to [***] ([***]) of such required royalties, milestones or other payments payable to each such third party (other than the Royalties

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and/or Milestone Payment Amounts to be paid pursuant to this Agreement or the New License Agreement) from any Milestone Payment Amount or Royalties payable to the Company Stockholders with respect to such Product pursuant to this Section 2.10; provided that in no event shall such Milestone Payment Amount or Royalties payable to the Company Stockholders with respect to such Product be so reduced by more than [***]. For purposes of clarity, in no event shall the Company Stockholders have any obligation to pay for any royalties, milestones or other payments to a third party other than through the deduction right set forth in this Section 2.10(j).
          (k) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates formerly representing any of the Shares, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of the issuance of any fractional share of Parent Common Stock, Parent shall pay in cash any portion of the Initial Merger Consideration that would otherwise result in the issuance of a fractional share of Parent Common Stock to any Company Stockholder.
          (l) Escheat. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property escheat or similar law. If any certificate or proper affidavit formerly representing Shares shall not have been surrendered prior to [***] ([***]) months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     2.11. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority by Parent or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of Shares in respect of which Parent made such deduction and withholding.
     2.12. Stockholder Representative.
          (a) Appointment. As used in this Agreement, the term “Stockholder Representative” shall mean Dr. Fritz, or any Person appointed as a successor Stockholder Representative pursuant to Section 2.12(b) hereof. Effective upon Closing, without any further action by any other Person, the Stockholder Representative shall be appointed and constituted in respect of each Company Stockholder, as his, her or its agent, to act in his, her or its name, place

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and stead, as such Company Stockholder’s attorney-in-fact, as more fully set forth in Section 1.1(a).
          (b) Election and Replacement. From and after the Effective Time until the date when all obligations under this Agreement have been discharged (including all indemnification obligations under Article VIII hereof and the payment of all Royalties or Milestones, if any), Company Stockholders who are entitled to receive in excess of [***]% of the Initial Merger Consideration (the “Super Majority”), may, from time to time upon written notice to the Stockholder Representative and Parent, remove any Stockholder Representative (including any appointed by Parent as provided below) or appoint a new Stockholder Representative to fill any vacancy created by the death, incapacitation, resignation or removal of any Stockholder Representative. If the Super Majority is required to but has not appointed a successor Stockholder Representative to fill any vacancy within [***] ([***]) Business Days from written notice from Parent to all Company Stockholders and a request by Parent to appoint a successor Stockholder Representative, Parent shall have the right to appoint a Stockholder Representative to fill any such vacancy from the Company Stockholders prior to the Merger, and shall use reasonable efforts to advise all Company Stockholders of such appointment by written notice; provided, however, that a Super Majority shall thereafter retain the right to remove the Stockholder Representative or appoint a new Stockholder Representative pursuant to this Section 2.12. A copy of any appointment by the Super Majority of any successor Stockholder Representative shall be provided to Parent promptly after such appointment has been effected. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative.
          (c) Authority. The Stockholder Representative shall be authorized (i) to resolve any disputes related to the occurrence of any Milestone on behalf of the Company Stockholders, including the authorization to demand arbitration or arbitration in accordance with the terms of this Agreement and to comply with orders of courts and awards of arbitrators related thereto, (ii) to discuss, negotiate, resolve and fully and finally settle on behalf of the Company Stockholders any claims for indemnification by Parent under Article VIII hereof, including the authorization to demand mediation in accordance with the terms of this Agreement and to comply with orders of courts with respect to any such claim for indemnification, (iii) to take any action, including litigating, defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an “Instrument”) which the Stockholder Representative determines in his or her discretion to be necessary, appropriate or desirable, and, in connection therewith (provided, however, if any individual Company Stockholder is named in such litigation, the Company Stockholder shall have the right to tender defense), (iv) to hire or retain, at the sole expense of the Company Stockholders, such counsel, investment bankers, accountants, representatives and other professional advisors as he or she determines in his or her sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his or her rights and obligations hereunder, (v) to audit, at the expense of the Company Stockholders and subject to the limitations imposed by Section 2.12(f)(2) of this Agreement, the calculation and payment of the Royalties and Milestone

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Payment Amounts, if any, and (vi) to receive all documents, certificates and notices and make all determinations on behalf of the Company Stockholders required under this Agreement. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of the Company Stockholders, and shall be final, binding and conclusive upon the Company Stockholders, as the case may be. Any party receiving an Instrument from the Stockholder Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation. The Stockholder Representative shall promptly provide written notice to each Company Stockholder of any action taken on behalf of the Company Stockholders by the Stockholder Representative pursuant to the authority delegated to the Stockholder Representative under this Section 2.12.
          (d) No Liability of Stockholder Representative or Parent. Neither the Stockholder Representative nor any of the directors, officers, agents or employees of Stockholder Representative, if applicable, shall be liable to any Company Stockholder or any other Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by the Stockholder Representative and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, the Stockholder Representative shall not be required to exercise any discretion or take any action. Parent (and the Surviving Corporation) shall have no Liability to any of the Company Stockholders or otherwise arising out of the acts or omissions of the Stockholder Representative or any disputes among the Company Stockholders or between the Company Stockholders and the Stockholder Representative. Parent may rely entirely on its dealings with, and notices to and from, the Stockholder Representative to satisfy any obligations it might have under this Agreement or otherwise to the Company Stockholders.
          (e) Indemnity; Costs and Expenses. Each Company Stockholder shall, only to the extent of and in proportion to the portion of the Merger Consideration received by such Company Stockholder, indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any loss, damage, cost, liability or expense incurred without fraud, gross negligence or willful misconduct by the Stockholder Representative and arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties under this Agreement. Any Liabilities, losses, penalties, fines, claims, damages, out-of-pocket costs or expenses incurred by or reasonably expected to be incurred by the Stockholder Representative in connection with the acceptance, performance and administration of his or her duties as the Stockholder Representative pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement but excluding any of the foregoing arising out of the Stockholder Representative’s fraud, gross negligence or willful misconduct) shall be paid by the Company Stockholders (in proportion to the pro rata portion of the Initial Merger Consideration otherwise to be received by such Company Stockholders).

          (f) Access to Information; Audits.
               (1) Parent shall promptly (but no later than [***] ([***]) Business Days following the achievement of a Milestone) notify the Stockholder Representative of the achievement of any Milestone. Parent shall promptly (but no later than [***] ([***]) Business Days after Parent’s determination) notify the Stockholder Representative that any Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial of a Product was not Satisfactorily Completed and provide the Stockholder Representative a reasonable description of the basis for concluding that such clinical trial was not Satisfactorily Completed. At the request of the Stockholder Representative, upon reasonable notice and on no more than a semi-annual basis, the Stockholder Representative shall be entitled to ask, and have answered, reasonable questions relating to the status of any unachieved Milestone.
               (2) For a period of at least [***] ([***]) years following the payment of any Milestone Payment Amount and/or Royalties (the “Document Retention Period”), Parent and the Surviving Corporation shall maintain accurate and complete books and records relating to each such Milestone Payment Amount and/or Royalties, including books, records and supporting documentation pertaining to the calculation of any Royalties paid (collectively, the “Books and Records”). During the Document Retention Period, upon reasonable prior written notice to Parent and not more than [***] in each calendar year, Parent and the Surviving Corporation shall make the Books and Records available for review by an independent nationally recognized audit firm engaged by the Stockholder Representative in connection with an audit authorized pursuant to Section 1.1(a)(v) of this Agreement at Parent’s principal place of business during normal business hours. The independent audit firm will report its findings to Parent and the Stockholder Representative (provided that the Stockholder Representative shall only receive the auditor’s conclusions) and such conclusions shall constitute confidential information of Parent.
          (g) Dispute Resolution.
               (1) In the event that the Stockholder Representative shall dispute the occurrence of a Milestone, Parent’s compliance with Section 6.2, the calculation of a Royalty payment, a request for indemnification under Article VIII, or any other matter hereunder, then the Stockholder Representative shall provide written notice to Parent specifying the amount in dispute and the basis for the dispute, together with supporting documentation reflecting the analysis and justification thereof. Parent and the Stockholder Representative shall thereafter attempt to resolve the dispute as set forth in this Section 2.12(g).
               (2) The Company Stockholders and Parent shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between an agent chosen by the Stockholder Representative and an executive officer of Parent who has authority to settle the dispute. Each party shall give the other party involved written notice of any dispute not resolved in the ordinary course of business. Within [***] ([***]) days after delivery of such notice, the party receiving notice shall submit to the other a written

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response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive officer who will represent Parent and any other Person who will accompany that executive officer, in the case of Parent, or the name of the agent who will represent the Company Stockholders and any other Person who will accompany that agent, in the case of the Company Stockholders.
               (3) Within [***] ([***]) days after delivery of the notice, the designated agent chosen by the Stockholder Representative and the designated executive officer of Parent shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 2.12(g) (and any of the parties’ submissions in contemplation hereof) shall be kept confidential by the parties and shall be treated by the parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.
               (4) If the parties are unable to resolve a dispute within [***] ([***]) days following the initiation of discussions between them, either party may submit such dispute to a binding arbitration proceeding and such dispute shall be finally settled by binding arbitration in accordance with Section 9.14.
     2.13. Company Expenses. On or before one (1) Business Days prior to the Closing Date, the Company shall provide to Parent an itemized and complete schedule, certified by the Company’s Chief Executive Officer and attached as Schedule 2.13 hereto (the “Company Expenses Schedule”), setting forth (i) all fees, expenses and other payables of the Company which have been paid by the Company since its inception, (ii) the Assumed Company Payables, (iii) the Company Transaction Expenses, and (iv) all other fees and expenses, accounts payable, accrued liabilities and other indebtedness or liabilities of the Company which remain unpaid as of the date of the Company Expenses Schedule.
ARTICLE III. CLOSING DELIVERIES
     3.1. Deliveries by the Company and the Company Stockholders at the Closing. At the Closing, the Company and the Company Stockholders shall deliver, or cause to be delivered:
          (a) certified Organizational Documents and certificates of good standing (i) issued by the Secretary of State of the State of Delaware for the Company, and (ii) issued by the states in which the Company is qualified to do business as a foreign corporation;
          (b) a certificate, dated as of the Closing Date and signed by the Company’s President and Chief Executive Officer, as to the fulfillment of the conditions set forth in Section 7.2;

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          (c) a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying resolutions adopted by the Company’s board of directors relating to the transactions contemplated by this Agreement;
          (d) a copy of a Lock-Up Agreement executed by each of Dr. Fritz, Dr. Totoritis, Westfield Micro-Cap Fund Limited Partnership and Dr. Strobeck;
          (e) a copy of (i) the Consulting Agreement executed by Dr. Fritz and (ii) the Employment Agreement executed by Dr. Totoritis;
          (f) a copy of a written resignations of each officer and director of the Company, effective as of the Closing;
          (g) a copy of a Stockholder Representation Agreement executed by each of the Company Stockholders; and
          (h) a copy of duly authorized resolutions or consents from the Company Stockholders in accordance with Section 7.2(h); and
          (i) such other documents and items as Parent may reasonably request.
     3.2. Deliveries by Parent and Merger Sub at the Closing. At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered:
          (a) the Initial Merger Consideration to the Company Stockholders to be in accordance with Section 2.8;
          (b) Six Hundred Thousand Dollars ($600,000) to Westfield pursuant to a payoff letter and other documentation, in form and substance reasonably acceptable to Parent, evidencing the repayment of the Convertible Promissory Note in full and releasing the Company of all liability with respect to the Convertible Promissory Note upon Parent’s payment thereof;
          (c) [***] Dollars ($[***]) to Dr. Totoritis, which payment shall be made by Parent on behalf of the Company in satisfaction of the obligation of the Company to pay the Transaction Consideration (as defined in the Change in Control Agreement) under Section 1.1(b) of the Change in Control Agreement;
          (d) a certificate, dated as of the Closing Date and signed by an officer of Parent, as to the fulfillment of the conditions set forth in Section 7.1;
          (e) a copy of the Consulting Agreement executed by Parent;
          (f) a copy of the Employment Agreement executed by Parent; and
          (g) such other documents and items as the Company may reasonably request.

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF
THE COMPANY
     As a material inducement to Parent and Merger Sub to enter into this Agreement, except as disclosed in the disclosure Schedules delivered to Parent and Merger Sub by the Company concurrently herewith (the “Company Disclosure Schedule”) (it being understood (a) that the Company Disclosure Schedule shall be arranged in sections corresponding to the Sections of this Agreement and (b) Section 1.4(g) shall apply to this Article IV and the disclosures set forth in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:
     4.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and corporate authority to conduct the Business as it is presently being conducted, to own, lease or operate, as applicable, its assets and properties, and to perform all its obligations under its Contracts (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the Organizational Documents of the Company, and all amendments thereto, have heretofore been delivered to Parent and are accurate and complete as of the date hereof. The Company is not in violation of its Organizational Documents.
     4.2. Subsidiaries. The Company does not have any Subsidiaries and does not otherwise own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.
     4.3. Authorization; Enforceability. The Company has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, other than the Stockholder Consent. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly approved by the board of directors of the Company. No other proceeding on the part of the Company or, to the Company’s Knowledge, on the part of the Company Stockholders is necessary to authorize this Agreement and the transactions contemplated hereby other than obtaining the Stockholder Consent. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

     4.4. Capitalization.
          (a) Schedule 4.4 sets forth the name of each Person holding any equity securities of the Company or securities convertible into or exchangeable or exercisable for equity securities of the Company and the type and amount of equity security held by such Person. The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock. Immediately prior to the Effective Time, there will be 4,600,000 issued and outstanding shares of Company Common Stock. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Schedule 4.4 is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any stock of, or any other voting, equity or ownership interest in the Company. Except as set forth on Schedule 4.4, there are (i) no accrued and unpaid dividends on any of the Shares and (ii) no commitments to issue additional shares of Company Common Stock.
          (b) There are no (i) options, warrants, agreements, convertible, exercisable or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem or otherwise acquire shares or other securities of the Company or to provide funds to, make an investment in, or contribute capital to, any Person, (ii) securities of the Company reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the shares of the Company have been granted, (iv) shareholders agreements, whether written or verbal, among any current or former stockholders of the Company, (v) statutory or contractual preemptive rights or rights of first refusal with respect to the Shares or (vi) stock appreciation rights, security-based performance units, “phantom” stock, profit participation or other similar rights or agreements.
          (c) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. There are no agreements between any of the Company Stockholders with respect to the voting or transfer of the capital stock of the Company or with respect to any other aspect of the Company’s affairs.
     4.5. Title to Properties and Assets.
          (a) The Company has good and valid title to or, in the case of leased properties or properties or assets held under license, a good and valid leasehold or license interest in, all of its properties and assets. The Company holds title to each property and asset which it purports to own, free and clear of any Encumbrances (other than Permitted Encumbrances).
          (b) All of the tangible assets of the Company are in all material respects in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Business in substantially the same manner as it has heretofore been conducted.
          (c) The Company does not own or lease any real property.
     4.6. Absence of Certain Activities. Except as set forth on Schedule 4.6, since December 31, 2009 through the date hereof, there has not been:

          (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results of the Company;
          (b) any waiver by the Company of a valuable right or of a material debt owed to it;
          (c) any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except such a satisfaction, discharge or payment made in the Ordinary Course of Business that is not material to the assets, properties, financial condition or operating results of the Company;
          (d) the incurrence of a Liability other than in the Ordinary Course of Business and other than the Company Transaction Expenses;
          (e) any change or amendment to a Contract (as defined below), except for changes or amendments which are expressly provided for in this Agreement; or
          (f) any creation or assumption by the Company of any Encumbrance (other than Permitted Encumbrances) on any of its assets.
     4.7. Certain Actions. Prior to December 31, 2009, the Company conducted no activities other than (i) activities related to the Company’s formation, organization and discussions regarding possible venture capital financing, (ii) the issuance of shares of founders’ stock, (iii) transactions contemplated by that certain Stock Purchase Agreement dated as of December 20, 2007, by and between the Company and Dr. Fritz, (iv) transactions contemplated by that certain Restricted Stock Purchase Agreement dated as of December 20, 2007, by and between the Company and Dr. Totoritis, (v) transactions contemplated by that certain License Agreement dated as of January 22, 2009, by and between the Company and Biogen Idec (the “Biogen Idec License Agreement”), (vi) transactions contemplated by that certain Services and Supply Agreement dated as of January 22, 2009, by and between the Company and Biogen Idec (the “Biogen Idec Supply Agreement”), (vii) the entry into Contracts and the conduct of the Business in the Ordinary Course and (viii) the negotiation and execution of the Convertible Promissory Note. Since December 31, 2009 through the date hereof, there has not been any change, effect, event, occurrence, state of facts or development known to the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
     4.8. Contracts.
          (a) Schedule 4.8(a) sets forth a complete list of all agreements, contracts, leases, licenses, instruments, commitments, indebtedness (including all evidences of indebtedness owed to the Company by any officer, director or employee of the Company and all contracts providing for reimbursements by third parties) and other obligations to which the Company is a party or by which it is bound (collectively, the “Contracts”) other than licenses to standard commercially available software entered into in the Ordinary Course of Business. There are no other verbal understandings, agreements or commitments of the Company.

          (b) Each Contract is in full force and effect and performed in the Ordinary Course of Business. Except for those Contracts denoted with an asterisk (*) as set forth on Schedule 4.8(a), no Contract requires the consent of any other contracting party to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any Contract as a result of the consummation of the transactions contemplated hereunder. All of the Contracts are valid, binding and enforceable against the Company in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law. Other than as set forth on Schedule 4.8(b), the Company is not in Default under the Biogen Idec License Agreement or the Biogen Idec Supply Agreement. In addition, the Company is not in Default under any other material Contract. To the Knowledge of the Company, no other party is in Default under such Contracts and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default and no written notice of any claim of Default has been given to the Company.
     4.9. Compliance with Other Instruments. Except as set forth on Schedule 4.9, the execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (a) result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation of, or conflict with the Organizational Documents of the Company or, assuming the consents and approvals referred to in Section 4.16 are duly obtained and the Stockholder Consent is obtained, a violation of, or conflict with any Applicable Laws, Regulations or Court Orders applicable to the Company or (b) violate, conflict with, result in any breach of, constitute a Default under, or give to others any rights of termination or acceleration, or result in the creation of any Encumbrance upon the Company Common Stock or any of the properties or assets (including the Intellectual Property) of the Company pursuant to, or require any notice, approval, waiver or consent under, any Contract or Permit to which the Company is a party or by which any of such properties or assets (including the Intellectual Property) are bound or affected.
     4.10. Financial Statements. The Company heretofore has delivered to Parent true and correct copies of the Financial Statements. The Financial Statements have been prepared (i) in accordance with the books and records of the Company and (ii) fairly and accurately present the financial position of the Company as of the date and for the period indicated. Except as set forth on Schedule 4.10, the Most Recent Balance Sheet discloses all of the debts, Liabilities and obligations of any nature of the Company, whether due or to become due, as of the date thereof, and was prepared in accordance with the books and records of the Company in the Ordinary Course of Business. The Company has no indebtedness for borrowed money other than the Convertible Promissory Note.
     4.11. Liabilities. Except as disclosed in the Financial Statements and as set forth on Schedule 2.13 and except for liabilities incurred pursuant to Contracts listed on Schedule 4.8(a) (or not required to be listed on Schedule 4.8(a)) or liabilities that have been fully discharged or satisfied, the Company has not incurred any Liabilities of any nature. The Company Expenses

Schedule sets forth a complete and accurate list of all fees and expenses, accounts payable, accrued liabilities and other indebtedness or liabilities of the Company which remain unpaid as of the date thereof.
     4.12. Taxes.
          (a) The Company has timely filed all Tax Returns it is required to have filed. Such Tax Returns are accurate, complete and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).
          (b) The Company has timely paid or will cause to be timely paid all Taxes shown as due on the Tax Returns, has paid all other Taxes and has adequately reserved in accordance with GAAP in the Most Recent Balance Sheet for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the balance sheet date.
          (c) Except as set forth on Schedule 4.12(c):
               (i) the Company is not subject to Tax in any jurisdiction where it does not file Tax Returns, and no written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction and the Company has no Knowledge that any such claim is being contemplated;
               (ii) no extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Company;
               (iii) no power of attorney has been granted by the Company with respect to any matter relating to Taxes; and
               (iv) no written claim for assessment or collection of Taxes is presently being asserted against the Company, and there is no presently pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company, and the Company has no Knowledge that any such action or proceeding is being contemplated.
          (d) Schedule 4.12(d) sets forth:
               (i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of income Taxes have not expired;
               (ii) those taxable years of the Company for which examinations by taxing authorities are presently being conducted;
               (iii) those taxable years of the Company for which notice of pending or threatened examination or adjustment has been received; and
               (iv) those taxable years of the Company for which required income Tax Returns have not yet been filed.

          (e) All deficiencies asserted or assessments made against the Company as a result of any examinations by any taxing authority have been fully paid.
          (f) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
          (g) The Company is not party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement.
          (h) The Company is not party to or bound by any closing agreement, offer in compromise or other agreement with any taxing authority.
          (i) (1) The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, and has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), or as transferee or successor, by contract, or otherwise;
               (2) the Company has not participated in an international boycott within the meaning of Section 999 of the Code; and
               (3) the Company has not engaged in a transaction that constitutes a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
          (j) The Company has not agreed to make, nor is it required to make, any adjustment for any full or partial Tax Period after the Closing under Section 481 of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method.
          (k) The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.
          (l) The Company has and will have no accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Most Recent Balance Sheet and ending on or before the Closing Date other than Taxes incurred in the Ordinary Course of Business.
          (m) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
          (n) The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
          (o) All Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Governmental Authority.

          (p) Except as set forth in Schedule 4.12(p), the Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).
     4.13. Employee Benefits.
          (a) Except as set forth on Schedule 4.13(a), neither the Company nor any ERISA Affiliate (as defined below) has written, maintained or contributed to any “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance or other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements for the benefit of or relating to any employee or former employee of the Company (or any dependent thereof), or any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”).
          (b) Schedule 4.13(b) sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company, (ii) agreements with consultants who are individuals, (iii) severance agreements, programs and policies of the Company with or relating to its employees, (iv) plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change in control provisions, and (v) any other written agreements between the Company and any employee of the Company. The Company has delivered to Parent true and complete copies of all such agreements, plans, programs and other arrangements.
          (c) Except as set forth in Schedule 4.13(c), there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any agreement or arrangement to which the Company is a party, and no employee, officer or director of the Company will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement. No severance payments or other similar termination payments will become payable to any employee of the Company as a result of the transactions contemplated by this Agreement and any subsequent termination of such employee’s employment with the Surviving Corporation other than as may be set forth in the Employment Agreement.
     4.14. Compliance with Law. Except as set forth on Schedule 4.14, the Company is in compliance in all material respects with all Applicable Law, Regulations and Court Orders applicable to the Company and required in the operations of the Business. The Company has not received any written notice to the effect that, or otherwise been advised in writing that, it is not in compliance with any such Regulations or Court Orders, and the Company does not know of any existing circumstances that are likely to result in violations of any of the foregoing.

     4.15. Permits. Schedule 4.15 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by the Company in connection with the Business, all of which are in full force and effect as of the date hereof. The Company is not in material Default, nor has it received any written notice of any claim of Default, with respect to any such Permit. To the Company’s Knowledge, such Permits will not be adversely affected by the completion of the transactions contemplated by this Agreement. To the Company’s Knowledge, no suspension or cancellation of any such Permits is pending or threatened.
     4.16. Consents and Approvals. Except for (i) the filing of the Merger Certificate, the Stockholder Consent and other appropriate merger documents as required by the DGCL and (ii) as set forth on Schedule 4.16, no consent, approval or authorization of, or filing or registration with, any Governmental Authority, or any other Person, is required to be made, obtained or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby; provided, however, the Company is not representing to any consents or approvals that may be required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.
     4.17. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company, its activities, properties or assets or, to the Knowledge of the Company, against any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company. To the Knowledge of the Company, there is no factual or legal basis for any such Proceeding that would be reasonably likely to result, individually or in the aggregate, in any Material Adverse Effect on the Company. The Company is not a party to or subject to the provisions of any Court Order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Proceeding by the Company currently pending or which the Company intends to initiate.
     4.18. Labor and Consulting Matters.
          (a) Except as set forth on Schedule 4.18, all individuals who are performing consulting or other services for the Company are correctly classified by the Company as either “independent contractors” or “employees” as the case may be and, at the Closing Date, will qualify for such classification.
          (b) The Company is in compliance in all material respects with all Applicable Laws respecting employment, termination of employment, employment practices, terms and conditions of employment and wages and hours.
          (c) The Company has withheld and reported all material amounts required by Applicable Law or agreement to be withheld and reported with respect to wages, salaries and other payments to employees.
          (d) There are no pending or threatened claims or actions against the Company under any workers’ compensation policy or long-term disability policy.

     4.19. Intellectual Property.
          (a) Schedule 4.19(a) sets forth a complete and accurate list of all (1) patents and patent applications issued or filed, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (2) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (3) registered copyrights and (4) domain name registrations and websites, that are owned by, licensed to, used, or held for use by the Company in the conduct of the Business (other than standard commercially available software and/or literature), specifying as to each such item, as applicable (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item and, if known by the Company, the date of any deadline associated with any item that will occur within six (6) months of the Effective Time and a brief description of the reason for such deadline.
          (b) Schedule 4.19(b) sets forth a complete and accurate list of all licenses, sublicenses, consents and other agreements (whether written or otherwise) (other than standard commercially available software licenses) in effect (i) under which the Company acquired or was granted any right pertaining to any Intellectual Property, and (ii) by which the Company licenses or otherwise authorizes a third party to use any Intellectual Property owned or controlled by the Company. Neither the Company nor, to the Company’s Knowledge, any third party is in breach of or default under any such license or other agreement, and except as set forth on Schedule 4.19(b), each such license or other agreement is now and immediately following the Effective Time shall be valid and in full force and effect.
          (c) Except as set forth on Schedule 4.19(c), the Company owns all right, title and interest in and to, or is licensed or otherwise has the right to use, and has the right to bring actions for the infringement or other violation of, all Intellectual Property that relates to the Business as currently conducted and, to the Company’s Knowledge, the research, development, use, manufacture, promotion, sale, other commercialization or importation of the Existing Product as contemplated by the Company for the treatment or prevention of rheumatoid arthritis, inflammatory bowel disease or lupus nephritis.
          (d) No written claim has been made against the Company (or, to the Company’s Knowledge, against Biogen Idec), written notice given to the Company (or, to the Company’s Knowledge, to Biogen Idec), or dispute arisen with the Company (or, to the Company’s Knowledge, with Biogen Idec) to the effect that the Business has or will infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction nor, to the Company’s Knowledge, is there a reasonable basis for any such claim, notice or dispute. The Company does not have any pending or, to the Company’s Knowledge, threatened claims that a third party has violated or infringed any Intellectual Property of the Company. No third party has any pending, or to the Company’s Knowledge, threatened claims that the Company has violated or infringed any of a third party’s Intellectual Property rights. Except as set forth on Schedule 4.19(d), to the Knowledge of the Company, neither the conduct of the Business as currently conducted nor the research, development, use, manufacture, promotion, sale, other commercialization or importation of the Existing Product as contemplated by the Company for the treatment or prevention of rheumatoid arthritis, inflammatory bowel disease or lupus nephritis is reasonably likely to infringe or misappropriate the Intellectual Property rights of any third party. Other than as set forth in the Licenses set forth in Schedule 4.19(b), the Company has not given any indemnification, release or covenant to any third party against infringement of such Intellectual Property of the Company.
          (e) All of the items listed in Schedule 4.19(a) that are owned by the Company, or, to the Knowledge of the Company, are licensed to the Company are valid and in full force, all maintenance fees, taxes, and annuities have been paid, are held of record in the name of the owner designated in Schedule 4.19(a) free and clear of all Encumbrances (other than Permitted Encumbrances) and other claims, and are not the subject of any pending, threatened, or requested litigation, opposition proceeding, extension of time to oppose, interference, request for interference, cancellation proceeding, appeal, or reexamination proceeding or any other request or proceeding challenging their ownership, extent or validity. The owner designated in Schedule 4.19(a) is the applicant of record in all patent applications, and applications for registration of Intellectual Property rights indicated in Schedule 4.19(a), and to the Knowledge of the Company, full chain-of-title documents, including assignments, have been recorded for each item in each relevant jurisdiction establishing and perfecting full and undivided title in such owner.
          (f) The Company has taken commercially reasonable efforts to preserve the confidentiality of trade secrets, know-how or other confidential or proprietary information of the Company.
     4.20. Insurance. The Company has never purchased or maintained any insurance policies of any kind. The Company does not have any self-insurance or co-insurance programs.
     4.21. Certain Business Practices. None of the directors, officers, agents (or any of their affiliates) or employees of the Company has, in each case in connection with the Business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.
     4.22. No Brokers. None of the Company or any of its officers, directors or employees, has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in an obligation of Parent, the Company, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
     4.23. Books and Records. The Company has made and kept (and given Parent access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The minute books of the Company previously made available to Parent accurately and adequately reflect in all material respects all action previously taken by the stockholders, board of directors and committees of the board of directors of the Company. The copies of the stock book records of the Company previously made available to Parent are true, correct and complete, and accurately reflect all transactions effected in the stock of the Company through and including the date hereof.
     4.24. Bank Accounts. Schedule 4.24 contains a true, correct and complete list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account or power of attorney to act on behalf of the Company.
     4.25. FDA and Related Matters.
          (a) Neither the Company, nor, to the Knowledge of the Company, Biogen Idec, has knowingly committed or permitted to exist any violation of the rules and regulations of the FDA or any other federal, state, local or foreign governmental entity in the Territory that is concerned with the safety, efficacy, reliability or manufacturing of drug products (each, a “Drug Regulatory Agency”).
          (b) All preclinical and other developmental studies of the Product by the Company and, to the Company’s Knowledge, Biogen Idec were conducted in compliance with Applicable Law, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices.
          (c) None of the Company or, to the Knowledge of the Company, any of its respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which would reasonably be expected to result in debarment or disqualification by the FDA or any Drug Regulatory Agency, and there are no proceedings pending or, to the Knowledge of the Company, threatened in writing to the Company that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any Drug Regulatory Agency.
          (d) Except as set forth on Schedule 4.25(d), the Company has requested all methods, know-how and other information pertaining to the Product that it is entitled to receive pursuant to the terms of the Biogen Idec License Agreement and the Biogen Idec Supply Agreement. The Company has provided to Parent all methods, know-how and other information pertaining to the Product in the possession of the Company or any of its Representatives, including (i) the hard drive on which Biogen Idec delivered to the Company certain methods, know-how and other information pertaining to the Product (ii) all other data, methods, information and reports that relate to the Product to the extent such data, methods, information and reports would be reasonably likely to be necessary or useful to the development of such Product, and (iii) all written correspondence (or summaries of other communications) to or from any Governmental Authorities (including any Drug Regulatory Agency). To the Knowledge of the Company, no methods, know-how or other information that the Company was entitled to receive pursuant to the Biogen Idec License Agreement and the Biogen Idec Supply Agreement and pertaining to the Product was omitted from the information delivered to the Company by Biogen Idec.
     4.26. Existing Inventory. To the Knowledge of the Company, (i) all Existing Inventory (as such term is defined in the Biogen Idec Supply Agreement) has been manufactured in accordance with Good Manufacturing Practices and (ii) the stability testing contemplated by

Section 2.2 of the Biogen Idec Supply Agreement and Section 8.1 of the Biogen Idec License Agreement has been conducted by Biogen Idec in accordance with Good Manufacturing Practices. The Company has received certificates of analysis and certificates of compliance from Biogen Idec which provide that the Existing Inventory was manufactured, tested and qualified in accordance with Good Manufacturing Practices for use in humans (including use in human clinical trials).
ARTICLE V. REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     As a material inducement to the Company to enter into this Agreement, except as disclosed in the disclosure Schedules delivered to the Company by Parent and Merger Sub concurrently herewith (the “Parent Disclosure Schedule”) (it being understood (a) that the Parent Disclosure Schedule shall be arranged in sections corresponding to the Sections of this Agreement and (b) Section 1.4(g) shall apply to this Article V and the disclosures set forth in the Parent Disclosure Schedule), Parent and Merger Sub hereby represent and warrant to the Company as follows:
     5.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and corporate authority to conduct its business as it is presently being conducted, and to own, lease or operate, as applicable, its assets and properties. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent or Merger Sub, as the case may be. Each of Parent and Merger Sub is not in violation of its Organizational Documents. Merger Sub has not conducted any business (other than organizational matters) prior to the date hereof.
     5.2. Authorization; Enforceability. Each of Parent and Merger Sub has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly approved by the board of directors of each of Parent and Merger Sub. No other proceeding on the part of each of Parent and Merger Sub is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.
     5.3. Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation of, or conflict with the

Organizational Documents of Parent or Merger Sub, or, assuming that the consents and approvals referred to in Section 5.4 are duly obtained, a violation of, or conflict with any material contracts to which Parent is bound, statutes, laws, Regulations or Court Orders applicable to Parent or Merger Sub.
     5.4. Consents and Approvals. Except for (i) the filing of the Merger Certificate and other appropriate merger documents as required by the DGCL and (ii) as set forth on Schedule 5.4, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by each of Parent or Merger Sub in connection with the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby.
     5.5. Litigation. Except as disclosed in Schedule 5.5, there are no Proceedings pending or, to the knowledge of Parent, threatened against or affecting each of Parent and Merger Sub which has or might be reasonably expected to have a Material Adverse Effect on the ability of each of Parent and Merger Sub to perform any of its obligations hereunder or on the consummation of the transactions contemplated by this Agreement.
     5.6. No Brokers. Neither Parent nor Merger Sub nor any of their respective partners, Representatives or Affiliates has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Company or the Company Stockholders to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
     5.7. Parent Common Stock. Parent has validly reserved a sufficient number of authorized but unissued shares of Parent Common Stock to pay the Initial Stock Amount to be paid by Parent under this Agreement. The shares of Parent Common Stock to be issued pursuant to this Agreement will be duly and validly authorized and issued, will be fully paid and non-assessable, will be exempt from the registration requirements of the Securities Act, will be issued in compliance with all state securities and blue sky laws, will not be issued in violation of the preemptive rights of any stockholder of Parent and shall be free of any liens or Encumbrances (other than as set forth in the Lock-Up Agreements and in Parent’s standard insider trading and securities law compliance policies applicable to consultants and/or employees to the extent a Company Stockholder becomes a consultant or employee of Parent).
ARTICLE VI. POST-CLOSING COVENANTS OF ALL PARTIES
     Each of the Company, Parent, and Merger Sub covenants and agrees as follows:
     6.1. Tax Matters. The parties shall reasonably cooperate, and shall cause their respective Affiliates, and Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits (including any Tax Claims) with respect to all Tax Periods relating to Taxes. Such cooperation shall include maintaining and making available to each other all relevant records relating to Taxes, and making knowledgeable parties available on a mutually convenient basis to provide additional information or explanations of any material provided hereunder, to testify at any proceedings relating to Taxes or to execute Tax Returns. The parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax Period beginning before the Closing Date until the applicable statute of limitations (as may be extended) has expired and to abide by all record retention agreements entered into with any Governmental Authority; (ii) to allow the other party and its representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense; and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.
     6.2. Development and Commercialization of the Product. Parent will use Commercially Reasonable Efforts to achieve each of the Milestones. Except as set forth in the preceding sentence, but notwithstanding any other provision hereof to the contrary, the Company hereby agrees and acknowledges that Parent has no obligation, implied or otherwise, and owes no duty to the Surviving Corporation or to the Company Stockholders under this Agreement to pursue the clinical development or commercialization of any Product and no liability to the Surviving Corporation or to the Company Stockholders under this Agreement shall result from any decisions by Parent to terminate the clinical development and commercialization of any Product.
     6.3.Assumed Company Payables. Parent or the Surviving Corporation will pay the Assumed Company Payables in a reasonably timely manner.
ARTICLE VII. CONDITIONS TO OBLIGATIONS
     7.1. Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:
          (a) Each of the representations and warranties of Parent and Merger Sub contained in Article V shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date);
          (b) each of Parent and Merger Sub shall have performed, or complied with, the obligations, agreements and covenants, required to be performed or complied with by it under this Agreement;
          (c) each of Parent and Merger Sub shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement;
          (d) each of Parent and Biogen Idec shall have entered into the New License Agreement;

          (e) each of Parent and Biogen Idec shall have entered into the Amended and Restated Services and Supply Agreement; and
          (f) receipt of the Stockholder Consent within one (1) hour after the execution of this Agreement.
     7.2. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent or Merger Sub:
          (a) Each of the representations and warranties of the Company contained in Article IV shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date);
          (b) the Company shall have performed, or complied with, the obligations, agreements and covenants, required to be performed or complied with by it under this Agreement;
          (c) the Company shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement;
          (d) Parent shall have received a copy of the New License Agreement and the Amended and Restated Services and Supply Agreement, each executed by Biogen Idec;
          (e) the Company shall have received all Permits by Governmental Authorities that are required for the consummation of the transactions contemplated hereby and the Consents by third parties set forth on Schedule 7.2(e) hereto;
          (f) each officer and director of the Company shall have resigned as an officer and director of the Company;
          (g) Parent shall have received a copy of a Stockholder Representation Agreement executed by each of the Company Stockholders; and
          (h) the Company shall cause, on or prior to the Closing Date, a separate vote of its stockholders on the approval or disapproval of the compensatory payments to disqualified individuals that are contingent on the transactions contemplated by this Agreement, which vote shall be conducted in a manner intended to satisfy the requirements of Section 280G(b)(5)(B) of the Code to the extent that such vote (if such payments are approved) would cause what would otherwise be parachute payments to disqualified individuals (within the meaning of Section 280G of the Code) in respect of the transactions contemplated by this Agreement to not be treated as parachute payments within the meaning of Section 280G of the Code. In no event shall the transactions contemplated by this Agreement (or the approval thereof) be contingent or otherwise conditioned on such approval of such payments.

ARTICLE VIII. INDEMNIFICATION
     8.1. Survival of Representations. The representations and warranties contained herein shall survive the Effective Time until [***] ([***]) months thereafter; provided, however, that the representations and warranties set forth in Sections 1.1 and 5.2 (“Authorization; Enforceability”), Section 4.5 (“Title to Properties and Assets”), Section 4.12 (“Taxes”) and Section 4.13 (“Employee Benefits”), shall survive the Effective Time until [***] ([***]) months thereafter. Notwithstanding the foregoing, solely in connection with claims based on (a) common law fraud or (b) the special indemnity provided in Section 8.2(a)(i)(D), the representations and warranties set forth herein related to such claims shall survive until the expiration of the applicable statute of limitations. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 8.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement, as modified by the Company Disclosure Schedule and the Parent Disclosure Schedule.
     8.2. Indemnification.
          (a) (i) Subsequent to the Closing, subject to the limitations described in this Article VIII, each of Parent and its respective Affiliates (including, after the Closing, the Company) and each of its respective officers, directors, employees, stockholders and agents (the “Parent Indemnified Parties”), shall be indemnified solely by means of the Setoff Amount, and subject to the provisions of this Article VIII, from and against any and all damage, claim, loss, cost, liability or expense, including interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action, net of any third party reimbursements actually received (collectively, “Damages”) incurred by such Parent Indemnified Party that arise out of, or relate to (A) any breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered pursuant to this Agreement to Parent and Merger Sub at Closing; (B) any failure to perform in any material respect any pre-Closing covenant or obligation made by the Company in or pursuant to this Agreement; (C) any Pre-Closing Taxes (determined as provided in Section 8.7); or (D) any claims arising from the items set forth on Schedule 8.2(a)(i)(D).
               (ii) Subsequent to the Closing, subject to the limitations described below in Section 8.5, Parent and the Surviving Corporation, [***], shall indemnify and reimburse each Company Stockholder, the Stockholder Representative and each of their respective representatives, heirs and Affiliates (the “Company Indemnified Parties” and collectively with the Parent Indemnified Parties, the “Covered Parties”) from and against any and all Damages asserted against, suffered, sustained, accrued or incurred by such Company

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Indemnified Party arising out of or relating to (A) any breach of any representation or warranty made by Parent and/or Merger Sub in this Agreement or any certificate delivered pursuant to this Agreement to the Company at Closing; (B) any failure to perform in any material respect any pre-Closing covenant or obligation made by Parent and/or Merger Sub in or pursuant to this Agreement; and (C) the Assumed Company Payables; provided that Parent and Surviving Corporation’s aggregate liability for payments pursuant to this Section 8.2(a)(ii) shall not exceed [***] Dollars ($[***]). For purposes of clarity, the limitation set forth in this Section 8.2(a)(ii) shall not apply to Parent’s obligation to pay any Milestone Payment Amount in the event the Milestone related to such Milestone Payment Amount has been achieved in accordance with the terms of this Agreement. At any time following the Closing, the Surviving Corporation may merge with and into Parent as a result of which the separate corporate existence of the Surviving Corporation will cease and Parent will continuing as the surviving corporation.
          (b) The term “Damages” as used in this Article VIII is not limited to matters asserted by third parties against the Covered Parties, but includes Damages actually incurred or sustained by such persons in the absence of third-party claims, and payments by a Covered Party shall not be a condition precedent to recovery. Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable under this Article VIII for any consequential, punitive, special, incidental, exemplary or indirect damages, or damages based on lost profits, business opportunities or goodwill, or diminution in value.
     8.3. Notice of Claims.
          (a) Any Covered Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 8.1 above, give to the Stockholder Representative or the party which is obligated pursuant to this Article VIII to provide indemnification as set forth herein, as applicable, (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further, that failure to give such notice shall not affect such Covered Party’s right to indemnification hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.
          (b) The Indemnifying Party shall have [***] ([***]) days after receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and (A) in the case of a claim made by a Parent Indemnified Party, agree that such amount shall be included in the Setoff Amount and, subject to Section 8.5, deducted from the First Milestone Payment Amount in accordance with Section 2.10(e) or (B) in the case of a claim made by a Company Indemnified Party, pay such amount to a Company Indemnified Party in immediately available funds or (ii) to provide such Covered Party with notice that they

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disagree with the amount or method of determination set forth in the Claim Notice and thereafter comply with the dispute resolution provisions set forth in Section 2.12(g).
     8.4. Third Person Claims. If a claim by a third Person is made against a Covered Party, and if such party intends to seek indemnity with respect thereto under this Article VIII, such Covered Party shall promptly notify the Indemnifying Party in writing of such claims, setting forth such claims in reasonable detail. The Indemnifying Party shall be relieved of their indemnification obligations hereunder to the extent that notice is not delivered promptly and the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have [***] ([***]) days after receipt of such notice to deliver to the Covered Party a written acknowledgement that such claim is an indemnifiable claim under this Article VIII, that it will undertake, conduct and control (in accordance with the terms hereof), through counsel of its own choosing (provided that such counsel must be reasonably acceptable to the Covered Party) and at its own expense, the settlement or defense thereof (subject to the limitations set forth in this Agreement), and the Covered Party shall cooperate with them in connection therewith; provided that the Covered Party may participate in such settlement or defense through counsel chosen by such Covered Party and paid at its own expense; provided further that, if in the reasonable opinion of counsel for Indemnifying Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Covered Party, the Indemnifying Party shall be responsible for reasonable fees and expenses of one counsel, reasonably acceptable to the Indemnifying Party, to such Covered Party in connection with such defense. The Covered Party shall not pay or settle any such claim without the consent, which shall not be unreasonably delayed or withheld, of the Stockholder Representative with respect to claims where the Company Stockholders are the Indemnifying Party and Parent where Parent and/or Surviving Corporation are the Indemnifying Party. If the Indemnifying Party does not notify the Covered Party within [***] ([***]) days after receipt of the Covered Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Covered Party shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense (subject to the limitations set forth in this Agreement), the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent, which shall not be unreasonably delayed or withheld, of the Covered Party, enter into any settlement that is not exclusively monetary and shall be paid entirely by the Indemnifying Party and does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Covered Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control any claim relating to Taxes of the Parent, Company, or their Subsidiaries for any Tax period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would reasonably be expected to adversely affect the liability of Parent, the Company or their Subsidiaries for Taxes for any Tax period (or portion thereof) after the Closing Date, without the prior written consent of Parent, which consent shall not be unreasonably delayed or withheld.

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     8.5. Tax Adjustment; Sole Recourse.
          (a) To the extent permitted by Applicable Law, any payment made by a Person indemnifying a Covered Party pursuant to this Article VIII (any such Covered Party a “Payee” and any such indemnifying Party, a “Payor”) shall be treated on the parties’ Tax Returns as an adjustment to the purchase price for all Tax purposes.
          (b) In the event a claim for indemnification or reimbursement under this Article VIII shall have been Finally Determined in which the indemnified party is Parent and/or Surviving Corporation, the amount of the related Damages shall be paid solely pursuant to Parent’s right to deduct the Setoff Amount from the First Milestone Payment Amount and neither the Stockholder Representative nor any Company Stockholder shall have any responsibility for any Damages resulting from a claim for indemnification or reimbursement under this Article VIII other than by means of Parent’s right to deduct the Setoff Amount from the First Milestone Payment Amount (and, for purposes of clarity, in no event shall that deduction be in excess of [***] Dollars ($[***])). Any claim, the Indemnifying Party’s liability therefor and the amount of the related Damages shall be “Finally Determined” when the parties to such claim have so determined by mutual written agreement or, if disputed, when a judgment concerning such matters shall have been rendered by an arbitrator in accordance with Section 9.14 (subject to the limitations set forth in this Agreement).
     8.6. Remedies. The remedies in this Article VIII shall be the sole and exclusive remedies of the parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent actual common law fraud is proven on the part of a party by another party hereto or such rights, claims, causes of action or remedies as may not be waived under Applicable Law. Notwithstanding anything to the contrary contained herein, none of the Parent Indemnified Parties shall be entitled to recover any Damages except from the deduction of the Setoff Amount from the First Milestone Payment Amount (other than (a) in connection with common law fraud and solely against the individual or entity committing such common law fraud, (b) as may be recovered in accordance with the Stockholder Representation Agreement or (c) Damages under Section 8.2(a)(i)(D) that may be deducted from any Milestone Payment Amount, subject to the aggregate Setoff Amount of [***] Dollars ($[***]) for all claims under this Article VIII).
     8.7. Per Diem Taxes; Straddle Periods.
          (a) Real, personal and intangible property Taxes or other Taxes levied on a per diem basis (collectively, “Per Diem Taxes”) for a Straddle Period that are allocable to the Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the

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Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period.
          (b) With respect to Taxes other than Per Diem Taxes for a Straddle Period, the Company will, unless prohibited by Applicable Law, close the Taxable Period of the Company as of the close of business on the Closing Date. If Applicable Law does not permit the Company to close its Taxable Period on the Closing Date, then Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Company Stockholders for the Pre-Closing Tax Period, and (ii) to the Parent for the Post-Closing Tax Period. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the period after Post-Closing Tax Period in proportion to the number of days in each such period; provided, further, that Parent shall file the applicable Tax Returns covering the Straddle Period.
     8.8. Transfer Taxes. Parent shall pay all state and local sales, transfer or similar Taxes and all recording costs and fees, however styled or designated, that are required to be paid in connection with the transactions contemplated by this Agreement, regardless of the party upon which such amounts would have been imposed absent this provision, and Parent shall cooperate with the Stockholder Representative in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Taxes, costs and fees.
     8.9. No Implied Representations. Parent, Merger Sub and the Company each acknowledge that, except as expressly provided in Article IV and Article V or as set forth in the Stockholder Representation Agreements, no party hereto, and none of the Representatives of any party, has made or is making any representations or warranties whatsoever, implied or otherwise, and no party is relying on any representations or warrants not expressly set forth in Article IV and Article V.
ARTICLE IX. MISCELLANEOUS
     9.1. Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing by mutual written consent of the Company, the Company Stockholders and Parent.
     9.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that (a) Merger Sub, or the Surviving Corporation, as the case may be, may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or any entity that is wholly-owned directly by Parent, and (b) Parent, Merger Sub or the Surviving Corporation may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that will acquire substantially all of Parent’s assets relating to this Agreement and the Business by merger, stock purchase, asset purchase or otherwise, so long as in the case of an asset sale such third party acquiror agrees to be bound by the terms of this Agreement, in which case Parent, Merger Sub and the Surviving Corporation shall be released from any of their remaining financial and other obligations hereunder so long as such assignment is made to a biotech or pharmaceutical entity with a total market capitalization of at least [***] Dollars ($[***]) or, in the case of a private company with no market capitalization available, to an entity with otherwise similar or greater financial resources to the resources that the Parent has as of the date hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.
     9.3. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:
If to Parent or Merger Sub:
Santarus, Inc.
3721 Valley Centre Drive, 4th Floor
Attention: Legal Affairs Department
San Diego, CA 92130
Fax: (858) 314-5702
With a copy to:
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
Attention: Scott N. Wolfe
Fax: (858) 523-5450
If to the Company Stockholders or the Stockholder Representative:
Lawrence C. Fritz
[***]
Fax: (858) 756-8206
For purposes of in-person or courier delivery only, to the following address:
[***]

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With a copy to:
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Frederick T. Muto & Barbara L. Borden
Fax: (858) 550-6420
     Any party may, from time to time, designate any other address to which any such notice to such party shall be sent. Any such notice shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service or (c) upon confirmation if sent by facsimile
     9.4. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).
     9.5. Entire Agreement; Amendments and Waivers. This Agreement, together with the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended or modified in any way except in a writing signed by each of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     9.6. Counterparts. This Agreement may be executed by facsimile or electronic transmission (i.e., PDF) and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.7. Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable and that achieves the original intent of the parties as closely as possible. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.
     9.8. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     9.9. Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.
     9.10. No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
     9.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.
     9.12. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     9.13. Expenses. Except as otherwise specifically provided in this Agreement (including, without limitation, the Assumed Company Payables), (a) Parent will pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, and (b) the aggregate Company Transaction Expenses due and payable prior to Closing shall be paid by the Company prior to the Effective Time.
     9.14. Arbitration. The parties to this Agreement shall submit to binding arbitration of any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement or any breach hereof. Such arbitration shall be governed by and conducted through the American Arbitration Association in accordance with the Commercial Dispute Resolution Procedures. The arbitration shall be conducted before one (1) arbitrator chosen by mutual agreement of the parties. If the parties cannot agree on the choice of the arbitrator within a period of thirty (30) days after submission, then the arbitrator shall be appointed by the Court of Arbitration of the American Arbitration Association. The arbitration hearing shall be held in San Diego, California at a place to be designated by the parties or, in the absence of their agreement, by the arbitrator.
     9.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

SANTARUS, INC.
By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	President & CEO

SAN ACQUISITION CORP.
By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	President & CEO

COVELLA PHARMACEUTICALS, INC.
By:	/s/ Lawrence C. Fritz
	Name:	Lawrence C. Fritz
	Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE
/s/ Lawrence C. Fritz
Lawrence C. Fritz, as Stockholder Representative
[Signature Page To Agreement And Plan OF Merger]